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                                                                 EXHIBIT (d)(ii)

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2002 by and among U.S. REALTEL, INC., a Delaware corporation ("Parent"), CYPRESS MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser") and CYPRESS COMMUNICATIONS, INC., a Delaware corporation (the "Company").

         WHEREAS, Parent, Purchaser and the Company are parties to an Agreement and Plan of Merger dated as of January 10, 2002 (the "MERGER AGREEMENT"), providing for the commencement of a cash tender offer by Purchaser to acquire all of the issued and outstanding shares of common stock, $0.001 par value, of the Company, and associated rights to purchase shares of Series Z Preferred Stock $0.001 par value of the Company, for $3.50 per Share, net to the seller in cash, and, upon completion of the Offer, the Merger of Purchaser with and into the Company; and

         WHEREAS, pursuant to the Merger Agreement, Purchaser agreed to commence the Offer as promptly as practicable, but in no even later than ten (10) days after the public announcement of the execution of the Merger Agreement, which ten-day period expires Sunday, January 20, 2002; and

         WHEREAS, the parties now desire to amend certain provisions of the Merger Agreement as set forth herein to extend by two days the period of time during which Purchaser is obligated to commence the Offer.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Each reference in the Merger Agreement that requires Purchaser to commence the Offer in no event later than ten (10) days after the date of the initial public announcement of the Offer or the public announcement of the execution of the Merger Agreement, including but not limited to Sections 1.1(a), 7.1(c)(i) and 7.1(d)(i) of the Merger Agreement, is hereby revised to refer in each such instance to a period of twelve (12) days, which the parties acknowledge and agree shall extend through but not after Tuesday, January 22, 2002.

         2. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement. Except to the extent expressly amended hereby, the provisions of the Merger Agreement remain in full force and effect in accordance with their terms, and this Amendment shall not be deemed to be a waiver, amendment or modification of any other term or condition of the Merger Agreement, an extension of any other time period under the Merger Agreement, or a waiver or release of or otherwise to affect any rights or remedies that any party to the Merger Agreement has or may have under or with respect to the Merger Agreement or any matters relating thereto, whether now existing or hereafter accruing.

         3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
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                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                       U.S. REALTEL, INC.

                                       By: /s/ Mark J. Grant
                                          -------------------------------------
                                          Name: Mark J. Grant
                                          Title: President

                                       CYPRESS MERGER SUB, INC.



                                       By: /s/ Charles B. McNamee
                                          -------------------------------------
                                          Name: Charles B. McNamee
                                          Title: President

                                       CYPRESS COMMUNICATIONS, INC.



                                       By: /s/ W. Frank Blount
                                          -------------------------------------
                                          Name: W. Frank Blount
                                          Title: Chairman & CEO